EXHIBIT 12

Computation of Ratio of Earnings to Fixed Charges

Year Ended December 31 (Dollars in Millions)	2017	2016	2015	2014	2013
Earnings
1. Net income attributable to U.S. Bancorp	$6,218	$5,888	$5,879	$5,851	$5,836
2. Applicable income taxes, including expense related to unrecognized tax positions	1,264	2,161	2,097	2,087	2,032

3. Net income attributable to U.S. Bancorp before income taxes (1 + 2)	$7,482	$8,049	$7,976	$7,938	$7,868

4. Fixed charges:
a. Interest expense excluding interest on deposits*	$1,103	$1,017	$944	$988	$1,120
b. Portion of rents representative of interest and amortization of debt expense	113	109	109	112	108

c. Fixed charges excluding interest on deposits (4a + 4b)	1,216	1,126	1,053	1,100	1,228
d. Interest on deposits	1,041	622	457	465	561

e. Fixed charges including interest on deposits (4c + 4d)	$2,257	$1,748	$1,510	$1,565	$1,789

5. Amortization of interest capitalized	$—	$—	$—	$—	$—
6. Earnings excluding interest on deposits (3 + 4c + 5)	8,698	9,175	9,029	9,038	9,096
7. Earnings including interest on deposits (3 + 4e + 5)	9,739	9,797	9,486	9,503	9,657
8. Fixed charges excluding interest on deposits (4c)	1,216	1,126	1,053	1,100	1,228
9. Fixed charges including interest on deposits (4e)	2,257	1,748	1,510	1,565	1,789
Ratio of Earnings to Fixed Charges
10. Excluding interest on deposits (line 6/line 8)	7.15	8.15	8.57	8.22	7.41
11. Including interest on deposits (line 7/line 9)	4.32	5.60	6.28	6.07	5.40

*	Excludes interest expense related to unrecognized tax positions

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Year Ended December 31 (Dollars in Millions)	2017	2016	2015	2014	2013
Earnings
1. Net income attributable to U.S. Bancorp	$6,218	$5,888	$5,879	$5,851	$5,836
2. Applicable income taxes, including expense related to unrecognized tax positions	1,264	2,161	2,097	2,087	2,032

3. Net income attributable to U.S. Bancorp before income taxes (1 + 2)	$7,482	$8,049	$7,976	$7,938	$7,868

4. Fixed charges:
a. Interest expense excluding interest on deposits*	$1,103	$1,017	$944	$988	$1,120
b. Portion of rents representative of interest and amortization of debt expense	113	109	109	112	108

c. Fixed charges excluding interest on deposits (4a + 4b)	1,216	1,126	1,053	1,100	1,228
d. Interest on deposits	1,041	622	457	465	561

e. Fixed charges including interest on deposits (4c + 4d)	$2,257	$1,748	$1,510	$1,565	$1,789

5. Amortization of interest capitalized	$—	$—	$—	$—	$—
6. Preferred stock dividends	267	281	247	243	250
7. Earnings excluding interest on deposits (3 + 4c + 5)	8,698	9,175	9,029	9,038	9,096
8. Earnings including interest on deposits (3 + 4e + 5)	9,739	9,797	9,486	9,503	9,657
9. Fixed charges excluding interest on deposits, and preferred stock dividends (4c+6)	1,483	1,407	1,300	1,343	1,478
10. Fixed charges including interest on deposits, and preferred stock dividends (4e+6)	2,524	2,029	1,757	1,808	2,039
Ratio of Earnings to Fixed Charges and Preferred Dividends
11. Excluding interest on deposits (line 7/line 9)	5.87	6.52	6.95	6.73	6.15
12. Including interest on deposits (line 8/line 10)	3.86	4.83	5.40	5.26	4.74

*	Excludes interest expense related to unrecognized tax positions